Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Triller Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, $0.0001 par value	(1)	—	(1)	$379,724,000	0.0001102	$41,845.58
	Total Offering Amounts					$379,724,000		$41,845.58
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$41,845.58

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended. Given that there is no proposed maximum offering price per share of Class A common stock, the Registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the book value of the common stock the Registrant registers, which is calculated from the Registrant’s balance sheet as of March 31, 2023. Given that the Registrant’s shares of Class A common stock are not traded on an exchange or over-the-counter, the Registrant did not use the market prices of its Class A common stock in accordance with Rule 457(c).